Exhibit 99.2

FOR IMMEDIATE RELEASE

UNIVERSAL AMERICAN CORP. ESTIMATES LOWER EARNINGS FROM ITS
MEMBERHEALTH PART D PLANS

REVISES 2008 GUIDANCE

RYE BROOK, N.Y., March 5, 2008 — Universal American Corp. (NYSE: UAM) (the Company) today announced that it has determined that expected operating income for 2008 from its MemberHealth business, which it acquired in September 2007, will be less than previously forecast. Accordingly, the Company is revising its earnings guidance for 2008 to a range of $1.56 to $1.74 per share.

The reason for the decline in expected income is that premium payments to MemberHealth will be lower than anticipated based upon the bids submitted by MemberHealth in June 2007 for its 2008 Part D plans.  The premium payments are lower primarily as a result of a miscalculation of the risk scores in the MemberHealth bids.

The results of Universal American’s Prescription PathwaySM Part D plans, which it operates in a strategic alliance with CVS/Caremark for the 2008 plan year, are not affected by this bid issue since the revenues and costs associated with the Prescription PathwaySM plans are governed by bids unrelated to the MemberHealth bids.

Ongoing Profitability and Prospects of Part D Business

“Our management and Board of Directors, including members designated by shareholders representing two-thirds of the outstanding shares of the Company, continue to believe strongly in our business model and in the long term viability of our Part D business.  We still expect to generate profits from MemberHealth’s Part D business and a substantial overall profit for Universal American for 2008.  We remain well-capitalized and are positioned to pursue our plans and strategies.  We believe there are meaningful steps we can take to improve MemberHealth’s profitability and minimize the impact of these issues on our company,” said Richard A. Barasch, Chairman and Chief Executive Officer.

Buyback Program

Universal American continues to have in place a $50 million share buyback program. Subject to limitations of the securities laws, the buyback program and the Company’s shareholders agreement, the Board has consented to allowing the Company, its directors and its affiliated investor groups, at their respective discretions, to purchase shares in the open market starting March 6, 2008. The revised guidance does not assume the effect of any potential share repurchase by the Company under this program.

Adjustment of MemberHealth Pre-Acquisition 2007 Pre-Tax Income

Universal American has also learned that MemberHealth incorrectly calculated its expected risk corridor receivable in its first quarter 2007 financial statements, resulting in an overstatement of pre-tax income for the first quarter of 2007 of approximately $26 million. As a result, for the full year of 2007, MemberHealth will receive approximately $34 million less than expected in the final risk corridor reconciliation with Centers for Medicare and Medicaid Services (CMS).

This issue does not affect any of Universal American’s historical financial statements for 2007, including its consolidated statement of operations for the year ended December 31, 2007, or its previously filed balance sheets, except to the extent that receivables decreased and goodwill increased by approximately $23 million, the after-tax amount of the overstatement.

Settlement Agreement

The Company has concluded an agreement under which the sellers of MemberHealth will deliver to the Company approximately $97 million of value, comprising $62.3 million in cash and 2,027,992 Universal American shares.  The shares will be retired. Mr. Barasch added, “We believe that we have achieved a fair settlement of the issues surrounding MemberHealth’s results.”

SEC Filings

The incorrect figures for MemberHealth’s first quarter of 2007 resulting from the overstatement of its risk corridor receivable were included in the acquired company financial statements and the Universal American pro-forma financial information included in Amendment No. 2 to the Company’s joint proxy statement and registration statement on Form S-4 filed on July 19, 2007, and were incorporated by reference into Universal American’s current report on Form 8-K filed September 25, 2007. Consequently, Universal American will be filing two new current reports on Form 8-K correcting this information.

Conference Call

Universal American will host a conference call at 8:30 a.m. Eastern Time today, Wednesday, March 5, 2008, to discuss these corporate developments. Interested parties may participate in the call by dialing (706) 679-0770. Please dial in 10 minutes before the scheduled time and ask for the Universal American call. This conference call will also be available live over the Internet and can be accessed at Universal American’s website at www.universalamerican.com. To listen to the live call on the website, please go to the website at least 15 minutes early to download and install any necessary audio software. If you are unable to listen live, the conference call will be archived and can be accessed from the Company’s website for approximately 60 days.

About Universal American Corp.

Universal American offers a diverse range of healthcare products — including health insurance, managed care, and prescription drug benefits — through its subsidiaries. Its companies are collectively among the leading providers of Medicare Advantage and Medicare prescription drug plans in the U.S. With the acquisition of MemberHealth in September 2007, over 2 million seniors rely on Universal American’s products for their health or prescription drug coverage. For more information on Universal American, please visit our website at www.universalamerican.com.

Matters discussed in this news release and oral statements made from time to time by representatives of Universal American may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and the Federal securities laws. Although Universal American believes that the expectations reflected in any forward-looking statements are based upon reasonable assumptions, it can give no assurance that its expectations will be achieved. Forward-looking information is subject to risks, trends and uncertainties that could cause actual results to differ materially from those projected. Many of these factors are beyond Universal American’s ability to control or predict. Important factors that may cause actual results to differ materially and could impact Universal American and the statements contained in this news release can be found in Universal American’s filings with the Securities and Exchange Commission, including quarterly reports on Form 10-Q, current reports on Form 8-K and annual reports on Form 10-K. For forward-looking statements in this news release, Universal American claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Universal American assumes no obligation to update or supplement any forward-looking statements, whether as a result of new information, future events or otherwise.

Contacts:

For Investor Inquiries:

Universal American Corp.
Robert A. Waegelein, EVP & CFO

Tel: 914-934-8820

For Media Inquiries:
Kekst and Company

Dawn Dover/Kimberly Kriger

Tel: 212-521-4817 or 212-521-4862